NEWS

For Release:      January 29, 1997

Contact:          Financial:        Rosemary Ferrero, CPA
                                    Chief Financial Officer
                                    (215) 443-3612

                  Media:            David Kirk, APR
                                    (610) 792-3329

Summary: Penn-America Group, Inc. (NASDAQ:PAGI) announces three-for-two stock split

     HATBORO, PA, January 29, 1997 -- Penn-America Group, Inc. (NASDAQ: PAGI) announced that it has declared a three-for-two stock split in the form of a 50% stock dividend payable to stockholders of record as of February 14, 1997. The distribution date is to be March 7, 1997. Cash will be paid in lieu of fractional shares based on the closing price of the company's stock as of the record date. The company does not plan to change its current $0.16 per share annual dividend; this will effectively increase the annual cash dividend per share by 50 percent.

     President & CEO, Jon Saltzman stated, "Our stock has appreciated almost 80% since our public offering in October 1993. This split should improve our liquidity and reward our stockholders who've been with us from early on"

     The following is the effect that the three-for-two stock split would have had on the number of shares outstanding and earnings per share for the twelve and three month periods ended December 31, 1996:

         Actual:
                  Shares outstanding as of December 31, 1996       4,450,754

                  Earnings per share for the twelve months
                  ended December 31, 1996                              $1.57

                  Earnings per share for the three months
                  ended December 31, 1996                              $0.49

                                     -more-

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         Pro forma to reflect 3 for 2 stock split:

              *   Shares outstanding as of December 31, 1996       6,688,166

                  Earnings per share for the twelve months
                  ended December 31, 1996                              $1.05

                  Earnings per share for the three months
                  ended December 31, 1996                              $0.32

          *Adjusted for options exercised and stock issued as part of an Executive Compensation Plan in January 1997.

     In a related announcement, Penn-America Group, Inc. released its fourth quarter and year-end 1996 earnings.

     Penn-America Group, Inc., through its wholly-owned subsidiary, Penn-America Insurance Company, is a specialty commercial property/casualty and personal automobile insurer serving small, Main Street businesses such as restaurants, contractors and retail businesses in rural and suburban markets. The company distributes its products through a network of about 50 entrepreneurial general insurance agents.



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